Exhibit 99.1

Clean Energy Reports 103.3 Million Gallons Delivered and Revenue of $119.6 Million for Fourth Quarter of 2019

NEWPORT BEACH, Calif. — (BUSINESS WIRE) — Clean Energy Fuels Corp. (NASDAQ: CLNE) (“Clean Energy” or the “Company”) today announced its operating results for the fourth quarter of 2019.

Andrew J. Littlefair, Clean Energy’s President and Chief Executive Officer, stated “Our volume continues to grow at a good pace with a 10% increase for the year over 2018 as we exceeded the 100 million gallon mark in the fourth quarter for the second consecutive quarter. Our financial position dramatically improved in the quarter, lifted nicely by $47.1 million in Alternative Fuels Tax Credit revenue, positioning us well going into 2020. We also have great momentum going into 2020 with increasing attention on renewable natural gas (RNG), on clean air heavy duty trucks, and particularly heavy-duty trucks running on our Redeem renewable RNG fuel. We believe the market’s increasing demand for Redeem positions us well for continued growth as an increasing number of customers are turning to RNG to meet sustainability goals. These customers are under growing pressure from customers and investors to set environmental, social and governance (ESG) goals, and RNG can help. No other transportation fuel provides greater carbon and NOx reductions than our Redeem RNG, which can easily and economically be adopted by heavy-duty truck fleets."

The Company delivered 103.3 million gallons in the fourth quarter of 2019, a 5% increase from 98.7 million in the fourth quarter of 2018. For the year ended December 31, 2019, the Company delivered 400.8 million gallons, a 10% increase from 365.5 million for the year ended December 31, 2018. These increases were principally due to growth in CNG volumes and increased sales of Redeem.

The Company’s revenue for the fourth quarter of 2019 was $119.6 million, an increase of 24.3%, compared to $96.2 million for the fourth quarter of 2018. Revenue for the fourth quarter of 2019 included an unrealized loss of $3.3 million on commodity swap and customer fueling contracts that support the Company’s Zero Now truck financing program, and $47.1 million from U.S. federal excise tax credits for alternative fuels ("AFTC"). The AFTC applied to vehicle fuel sales made from January 1, 2018 through December 31, 2019. Revenue for the fourth quarter of 2018 included an unrealized gain of $10.3 million on commodity swap contracts that support the Company’s Zero Now truck financing program. Excluding the AFTC revenue of $47.1 million and unrealized loss on commodity swap and customer fueling contracts of $3.3 million in the 2019 period, and the unrealized gain of $10.3 million on commodity swap contracts in the 2018 period, revenue decreased 11.8% for the fourth quarter of 2019 compared to the prior year period principally due to lower effective fuel prices caused by lower natural gas prices and fuel price mix based on the variation of fuel types and geographies where we deliver fuel gallons. The lower effective fuel price was partially offset by revenue associated with higher volumes and higher station construction revenue. Station construction revenue was $7.6 million for the fourth quarter of 2019 compared to $4.6 million in the comparable 2018 period. Additionally, the 2018 period included $2.8 million in revenue from the sale of used natural gas trucks, which did not recur in the comparable 2019 period.

The Company’s revenue for the year ended December 31, 2019 was $344.1 million, a decrease of 0.7%, compared to $346.4 million for the year ended December 31, 2018. Revenue for 2019 included unrealized losses of $6.6 million on commodity swap and customer fueling contracts that support the Company’s Zero Now truck financing program, and $47.1 million from AFTC. Revenue for 2018 included $26.7 million from AFTC related to 2017 fuel volumes and an unrealized gain of $10.3 million on commodity swap contracts that support the Company’s Zero Now truck financing program. Excluding the AFTC revenue of $47.1 million and unrealized loss on commodity swap and customer fueling contracts of $6.6 million in 2019, and the AFTC revenue of $26.7 million and unrealized gain of $10.3 million on commodity swap contracts in 2018, revenue decreased 1.9% in 2019 compared to the prior year, principally due to lower station construction revenue and $7.5 million of revenue in 2018 from the sale of used natural gas trucks, which did not recur in 2019. These decreases were partially offset by revenue associated with higher volumes. Station construction revenue was $23.1  million in 2019 compared to $25.5 million in 2018.

On a GAAP (as defined below) basis, net income attributable to Clean Energy for the fourth quarter of 2019 was $41.1 million, or $0.20 per diluted share, compared to $6.9 million, or $0.03 per diluted share, for the fourth quarter of 2018. The fourth quarter of 2019 was positively affected by AFTC revenue and negatively affected by the unrealized loss on commodity swap and customer fueling contracts, while the comparable 2018 period was positively affected the unrealized gain on commodity swap contracts.

On a GAAP basis, net income (loss) attributable to Clean Energy for the year ended December 31, 2019 was $20.4 million, or $0.10 per diluted share, compared to $(3.8) million, or $(0.02) per share, for the year ended December 31, 2018. The year ended December 31, 2019 was positively affected by AFTC revenue and negatively affected by the unrealized losses on commodity swap and customer fueling contracts, while 2018 was positively affected by AFTC revenue and the unrealized gain on commodity swap contracts.

Non-GAAP income per share and Adjusted EBITDA (each as defined below) for the fourth quarter of 2019 was $0.21 and $57.0 million, respectively. Non-GAAP loss per share and Adjusted EBITDA for the fourth quarter of 2018 was $(0.01) and $12.7 million, respectively.

Non-GAAP income per share and Adjusted EBITDA for the year ended December 31, 2019 was $0.15 and $85.6  million, respectively. Non-GAAP loss per share and Adjusted EBITDA for the year ended December 31, 2018 was $(0.03) and $59.7 million, respectively.

Non-GAAP income (loss) per share and Adjusted EBITDA are described below and reconciled to GAAP net income (loss) per share attributable to Clean Energy and GAAP net income (loss) attributable to Clean Energy, respectively.

Non-GAAP Financial Measures

To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses non-GAAP financial measures that it calls non-GAAP income (loss) per share (“non-GAAP income (loss) per share”) and adjusted EBITDA (“Adjusted EBITDA”). Management presents non-GAAP income (loss) per share and Adjusted EBITDA because it believes these measures provide meaningful supplemental information about the Company’s performance, for the following reasons: (1) these measures allow for greater transparency with respect to key metrics used by management to assess the Company’s operating performance and make financial and operational decisions; (2) these measures exclude the effect of items that management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) these measures are used by institutional investors and the analyst community to help analyze the Company’s business. In future quarters, the Company may make adjustments for other expenditures, charges or gains to present non-GAAP financial measures that the Company’s management believes are indicative of the Company’s core operating performance.

Non-GAAP financial measures are limited as an analytical tool and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. The Company expects to continue reporting non-GAAP financial measures, adjusting for the items described below (and/or other items that may arise in the future as the Company’s management deems appropriate), and the Company expects to continue to incur expenses, charges or gains similar to the non-GAAP adjustments described below. Accordingly, unless expressly stated otherwise, the exclusion of these and other similar items in the presentation of non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Non-GAAP income (loss) per share and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to GAAP income (loss), GAAP income (loss) per share or any other GAAP measure as an indicator of operating performance. Moreover, because not all companies use identical measures and calculations, the Company’s presentation of non-GAAP income (loss) per share and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Non-GAAP Income (Loss) Per Share

Non-GAAP income (loss) per share, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy Fuels Corp., plus stock-based compensation expense, plus (minus) loss (income) from equity method investments, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments, the total of which is divided by the Company’s weighted-average common shares outstanding on a diluted basis. The Company’s management believes excluding non-cash expenses related to stock-based compensation provides useful information to investors regarding the Company’s performance because of the varying available valuation methodologies, the volatility of the expense (which depends on market forces outside of management’s control), the subjectivity of the assumptions and the variety of award types that a company can use, which may obscure trends in a company’s core operating performance. Similarly, the Company believes excluding the non-cash results from equity method investments is useful to investors because these charges are not part of or representative of the core operations of the Company. In addition, the Company’s management believes excluding the non-cash loss (gain) from changes in the fair value of derivative instruments is useful to investors because the valuation of the derivative instruments is based on a number of subjective assumptions, the amount of the loss or gain is derived from market forces outside of management’s control, and the exclusion of these amounts enables investors to compare the Company’s performance with other companies that do not use, or use different forms of, derivative instruments.

The table below shows GAAP and non-GAAP income (loss) per share and also reconciles GAAP net income (loss) attributable to Clean Energy to an adjusted net income (loss) figure used in the calculation of non-GAAP income (loss) per share:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except share and per share data)	2018	2019	2018	2019
Net income (loss) attributable to Clean Energy Fuels Corp.	$6,862	$41,084	$(3,790)	$20,421
Stock-based compensation	995	824	5,307	3,880
Loss (income) from equity method investments	(16)	(4)	2,723	119
Loss (gain) from change in fair value of derivative instruments	(9,687)	691	(9,788)	5,545
Adjusted (non-GAAP) net income (loss)	$(1,846)	$42,595	$(5,548)	$29,965
Diluted weighted-average common shares outstanding	204,885,844	205,852,492	180,655,435	205,987,509
GAAP income (loss) per share	$0.03	$0.20	$(0.02)	$0.10
Non-GAAP income (loss) per share	$(0.01)	$0.21	$(0.03)	$0.15

Adjusted EBITDA

Adjusted EBITDA, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy, plus (minus) income tax expense (benefit), plus interest expense, minus interest income, plus depreciation and amortization expense, plus stock-based compensation expense, plus (minus) loss (income) from equity method investments, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments. The Company’s management believes Adjusted EBITDA provides useful information to investors regarding the Company’s performance for the same reasons discussed above with respect to non-GAAP income (loss) per share. In addition, management internally uses Adjusted EBITDA to determine elements of executive and employee compensation.

The table below shows Adjusted EBITDA and also reconciles this figure to GAAP net income (loss) attributable to Clean Energy:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except share and per share data)	2018	2019	2018	2019
Net income (loss) attributable to Clean Energy Fuels Corp.	$6,862	$41,084	$(3,790)	$20,421
Income tax expense (benefit)	75	664	341	858
Interest expense	2,798	2,137	15,924	7,574
Interest income	(664)	(730)	(2,857)	(2,437)
Depreciation and amortization	12,354	12,294	51,850	49,625
Stock-based compensation	995	824	5,307	3,880
Loss (income) from equity method investments	(16)	(4)	2,723	119
Loss (gain) from change in fair value of derivative instruments	(9,687)	691	(9,788)	5,545
Adjusted EBITDA	$12,717	$56,960	$59,710	$85,585

Definition of “Gallons Delivered”

The Company defines “gallons delivered” as its gallons sold as compressed natural gas (“CNG”) and liquefied natural gas (“LNG”), along with its gallons associated with providing operations and maintenance services, in each case delivered to its customers in the applicable period, plus the Company’s proportionate share of gallons delivered by joint ventures in the applicable period. RNG sold as vehicle fuel, is sold under the brand name Redeem™ and is included in the CNG or LNG amounts as applicable based on the form in which it was sold.

The table below shows gallons delivered for the three months and years ended December 31, 2018 and 2019:

	Three Months Ended		Year Ended
	December 31,		December 31,
Gallons Delivered (in millions)	2018	2019	2018	2019
CNG	79.5	87.3	299.5	335.7
LNG	19.2	16.0	66.0	65.1
Total	98.7	103.3	365.5	400.8

Sources of Revenue

The following table shows the Company's sources of revenue for the three months and years ended December 31, 2018 and 2019:

	Three Months Ended		Year Ended
	December 31		December 31
Revenue (in millions)	2018	2019	2018	2019
Volume-related (1)	$88.9	$64.9	$286.7	$273.6
Station construction sales	4.6	7.6	25.5	23.1
AFTC	—	47.1	26.7	47.1
Other (2)	2.7	—	7.5	0.3
Total revenue	$96.2	$119.6	$346.4	$344.1

(1)

For the three months and year ended December 31, 2019, volume-related revenue includes an unrealized loss from the change in fair value of commodity swap and customer fueling contracts of $(3.3) million and $(6.6) million, respectively. For the three months and year ended December 31, 2018, volume-related revenue includes an unrealized gain from the change in fair value of commodity swap contracts of $10.3 million.

(2)	For the three months and year ended December 31, 2018, other revenue was comprised of sales of used natural gas heavy-duty trucks the Company purchased in 2017 and 2018.

2020 Outlook

GAAP net income (loss) for 2020 is expected to be approximately breakeven, assuming no unrealized gains or losses on commodity swap and customer contracts. Changes in diesel and natural gas market conditions resulting in unrealized gains or losses on the Company’s commodity swap contracts could significantly impact the Company’s estimated GAAP net income for 2020. Adjusted EBITDA for 2020 is expected to be approximately  $56.0 million. These expectations also exclude the impact of any acquisitions, divestitures or other extraordinary events or transactions that may occur in 2020. Additionally, the expectations regarding 2020 Adjusted EBITDA assume the calculation of this non-GAAP financial measure in the same manner as described above and without adjustments for any other items that may arise during 2020 and that management deems appropriate to exclude. These expectations are forward-looking statements and are qualified by the statement under “Safe Harbor Statement” below.

(in thousands)	2020 Outlook
GAAP Net income (loss) attributable to Clean Energy Fuels Corp.	$	Breakeven
Income tax expense (benefit)		—
Interest expense		5,500
Interest income		(2,000)
Depreciation and amortization		48,500
Stock-based compensation		4,000
Loss (income) from equity method investments		—
Loss (gain) from change in fair value of derivative instruments		—
Adjusted EBITDA		$56,000

Today’s Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific). Investors interested in participating in the live call can dial 1.877.407.4018 from the U.S. and international callers can dial 1.201.689.8471. A telephone replay will be available approximately two hours after the call concludes through Friday,  April 10, 2020, by dialing 1.844.512.2921 from the U.S., or 1.412.317.6671 from international locations, and entering Replay Pin Number 13698886. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be available for replay for 30 days.

About Clean Energy

Clean Energy Fuels Corp. is North America’s leading provider of the cleanest fuel for the transportation market. Through its sales of Redeem™ renewable natural gas (RNG), which is derived from biogenic methane produced by the breakdown of organic waste, Clean Energy helps thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas by at least 70% and up to 300% depending on the RNG feedstock. Clean Energy can deliver Redeem through compressed natural gas (CNG) and liquefied natural gas (LNG) to its network of approximately 550 fueling stations across the U.S. and

Canada. Clean Energy builds and operates CNG and LNG fueling stations for the transportation market, owns natural gas liquefaction facilities in California and Texas, and transports bulk CNG and LNG to non-transportation customers around the U.S. For more information, visit www.CleanEnergyFuels.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about, among other things, the Company’s continued volume growth and the reasons for this growth, including the Company’s belief in the continued acceptance of Redeem renewable fuel, the importance of renewables and renewable energy to the Company's customers and prospective customers, and the significance of renewables and renewable energy in achieving global environmental initiatives and executing the Company's strategies, the Company's expectations regarding the state of the  natural gas vehicle fuels market, including the level of adoption of natural gas vehicle fuels generally, and specifically in the trucking sector and with respect to renewable natural gas, and the effect, if any, of the foregoing on the Company’s performance, financial condition and ability to execute its strategic initiatives.

Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the Company’s future performance, and they are based on the Company’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the Company and its business. As a result, actual results, performance or achievements and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors including, among others: the Company’s history of net losses and the possibility the Company incurs additional net losses in the future; the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel, and the rate and level of any such adoption; future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas, and other vehicle fuels, including overall levels of and volatility in these factors; natural gas vehicle and engine cost, fuel usage, availability, quality, safety, convenience, design, performance and residual value, as well as operator perception with respect to these factors, in general and in the Company’s key customer markets, including heavy-duty trucking; the Company’s ability to execute its Zero Now truck financing program, a key strategic initiative related to the market for natural gas heavy-duty trucks, and the effect of this initiative on the Company’s business, prospects, performance and liquidity; the Company’s ability to capture a substantial share of the market for alternative vehicle fuels and vehicle fuels generally and otherwise compete successfully in these markets, including in the event of improvements in or perceived advantages of non-natural gas vehicle fuels or engines powered by these fuels or other competitive developments; the availability of environmental, tax and other government regulations, programs and incentives that promote natural gas, such as AFTC, or other alternatives as a vehicle fuel, including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor these or other vehicles or vehicle fuels over natural gas; future availability of capital, which may include equity or debt financing, in the amounts and at the times needed to fund any growth in the Company’s business and the repayment of its debt obligations (whether at or before their due dates) or other expenditures, as well as the terms and other effects of any such capital-raising transaction; the effect of, or potential for changes to greenhouse gas emissions requirements or other environmental regulations applicable to vehicles powered by gasoline, diesel, natural gas or other vehicle fuels and crude oil and natural gas fueling, drilling, production, transportation or use; the Company’s ability to manage and grow its RNG business, including its ability to continue to receive revenue from sales of tradable credits the Company generates by selling conventional and renewable natural gas as vehicle fuel and the effect of any increase in competition for RNG supply; the Company’s ability to manage and grow its business of transporting and selling CNG for non-vehicle purposes via virtual natural gas pipelines and interconnects; the Company’s ability to accurately predict natural gas vehicle fuel demand in the geographic and customer markets in which it operates and effectively calibrate its strategies, timing and levels of investments to be consistent with this demand; the Company’s ability to recognize the anticipated benefits of its CNG and LNG fueling station network; construction, permitting and other factors that could cause delays or other problems at station construction projects; the Company’s ability to manage the safety and environmental risks inherent in its operations; the Company’s compliance with all applicable government regulations; the Company’s ability to execute and realize the intended benefits of any acquisitions, divestitures, investments or other strategic relationships or transactions; and general political, regulatory, economic and market conditions.

The forward-looking statements made in this press release speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. The Company’s periodic reports filed with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K filed on March 10, 2020, contain additional information about these and other risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release, and such risk factors may be amended, supplemented or superseded from time to time by other reports the Company files with the Securities and Exchange Commission.

Investor Contact:

investors@cleanenergyfuels.com

News Media Contact:

Raleigh Gerber

Manager of Corporate Communications

949.437.1397

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2018	2019
Assets
Current assets:
Cash, cash equivalents and current portion of restricted cash	$30,624	$49,222
Short-term investments	65,646	56,929
Accounts receivable, net of allowance for doubtful accounts of $1,919 and $2,412 as of December 31, 2018 and 2019, respectively	68,865	61,760
Other receivables	15,544	84,898
Inventory	34,975	29,874
Prepaid expenses and other current assets	8,444	11,109
Derivative assets, related party	1,508	—
Total current assets	225,606	293,792
Operating lease right-of-use assets	—	28,627
Land, property and equipment, net	350,568	323,912
Long-term portion of restricted cash	4,000	4,000
Notes receivable and other long-term assets, net	17,470	31,622
Long-term portion of derivative assets, related party	8,824	3,270
Investments in other entities	26,079	26,305
Goodwill	64,328	64,328
Intangible assets, net	2,207	1,229
Total assets	$699,082	$777,085
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$4,712	$56,013
Current portion of finance lease obligations	693	615
Current portion of operating lease obligations	—	3,359
Accounts payable	19,024	27,376
Accrued liabilities	48,469	67,697
Deferred revenue	7,361	7,338
Derivative liabilities, related party	—	164
Total current liabilities	80,259	162,562
Long-term portion of debt	75,003	32,872
Long-term portion of finance lease obligations	3,776	2,715
Long-term portion of operating lease obligations	—	26,206
Other long-term liabilities	15,035	9,701
Total liabilities	174,073	234,056
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value. 304,000,000 shares authorized; 203,599,892 shares and 204,723,055 shares issued and outstanding as of December 31, 2018 and 2019, respectively	20	20
Additional paid-in capital	1,198,769	1,203,186
Accumulated deficit	(688,653)	(668,232)
Accumulated other comprehensive loss	(2,138)	(1,566)
Total Clean Energy Fuels Corp. stockholders’ equity	507,998	533,408
Noncontrolling interest in subsidiary	17,011	9,621
Total stockholders’ equity	525,009	543,029
Total liabilities and stockholders’ equity	$699,082	$777,085

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2019	2018	2019
Revenue:
Product revenue	$87,027	$107,522	$307,839	$298,469
Service revenue	9,202	12,093	38,580	45,596
Total revenue	96,229	119,615	346,419	344,065
Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below):
Product cost of sales	54,851	47,861	194,509	185,557
Service cost of sales	4,820	7,876	18,415	26,550
Change in fair value of derivative warrants	644	(2,626)	543	(1,039)
Selling, general and administrative	20,005	19,437	77,207	73,444
Depreciation and amortization	12,354	12,294	51,850	49,625
Total operating expenses	92,674	84,842	342,524	334,137
Operating income	3,555	34,773	3,895	9,928
Interest expense	(2,798)	(2,137)	(15,924)	(7,574)
Interest income	664	730	2,857	2,437
Other income (expense), net	(440)	(938)	(566)	1,990
Income (loss) from equity method investments	16	4	(2,723)	(119)
Gain from sale of certain assets of subsidiary	4,782	7,455	4,782	7,455
Loss from formation of equity method investment	—	—	(1,163)	—
Income (loss) before income taxes	5,779	39,887	(8,842)	14,117
Income tax benefit (expense)	(75)	(664)	(341)	(858)
Net income (loss)	5,704	39,223	(9,183)	13,259
Loss attributable to noncontrolling interest	1,158	1,861	5,393	7,162
Net income (loss) attributable to Clean Energy Fuels Corp.	$6,862	$41,084	$(3,790)	$20,421
Income (loss) per share:
Basic	$0.03	$0.20	$(0.02)	$0.10
Diluted	$0.03	$0.20	$(0.02)	$0.10
Weighted-average common shares outstanding:
Basic	203,529,685	204,722,556	180,655,435	204,573,287
Diluted	204,885,844	205,852,492	180,655,435	205,987,509